(d)(1)(iv)

May 1, 2017

Voya Variable Portfolios, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2017, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Variable Portfolios, Inc. (the “Agreement”), with respect to Voya Emerging Markets Index Portfolio (the “Portfolio”), a series of Voya Variable Portfolios, Inc., in the amount of 0.25% per annum, as if the management fee specified in the Agreement were 0.40%. By this letter, we agree to waive that fee for the period from May 1, 2017 through May 1, 2018.

Voya Investments, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Variable Portfolios, Inc.

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INVESTMENT MANAGEMENT voyainvestments.com

May 1, 2017

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:

Voya Variable Portfolios, Inc.

(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

INVESTMENT MANAGEMENT voyainvestments.com